[Logo]   NATIONAL-STANDARD COMPANY




                                   BONUS PLAN




                                PLAN DESCRIPTION


 1.  WHAT IS ECONOMIC VALUE MANAGEMENT?

     Economic Value Management (EVM) is an integrated approach to managing a business, with the primary goal of maximizing its economic value by maximizing its generation of Economic Profit (EP). This integrated approach includes:

          MEASURING ECONOMIC PROFIT. Economic Profit is not the same as net income as defined by Generally Accepted Accounting Principles (GAAP). It is a better measure of value creation than traditional accounting measures of financial performance because it incorporates the full cost of capital; i.e., the cost of both debt and equity.

          STRATEGIC ASSESSMENT AND PLANNING. EVM begins with an assessment of business strategies and financial performance from a value perspective. It focuses on the development of new strategies and plans intended to maximize economic profit.

          CHANGING MANAGEMENT PROCESSES. Financial reporting, cost, and capital reporting and other systems need to be aligned to support management's abilities to make decisions that create value.

     EP is a measure of net operating profit after-tax that takes into account all economic costs. The principal cost that is not considered in calculating GAAP net income is the cost of equity. The "cost" of equity is a reasonable return to shareholders given the risks of their investment.

    EP = net operating profit after tax (NOPAT) less a capital charge
                             -- or --
         NOPAT - (invested capital x cost of capital(1))
_______________
(1) It should be noted that calculating capital for the purposes of this plan requires balance sheet adjustments, including adjustments to inventory (LIFO reserve), interest expense for operating leases, and RD&E.

     The focus of Plan participants should be to increase EP. Increasing EP can be accomplished in several ways:

          o  increasing NOPAT without increasing Capital
          o  decreasing Capital without decreasing NOPAT
          o  increasing NOPAT at a greater rate than Capital increases

     EP can also be increased by investing in new products or markets that provide the incremental return on capital in excess of the cost of capital. Finally, business units and activities which will never earn enough NOPAT to cover the cost of capital employed should be divested or outsourced.

 2.  INTRODUCTION TO THE PLAN

     This Bonus Plan (the "Plan") is part of the Company's strategy to approach business operations from an Economic Value Management (EVM) perspective. The primary performance measure of EVM is Economic Profit, or EP.

     Shareholder value is created when EP is positive or when the trend in EP is positive. The Plan rewards participants for creating this shareholder value by linking bonus awards with the actual EP generated by the Company.

     In each year of the Plan, a target level of EP will be established based on the prior year EP result and an Expected Improvement in EP. The Expected Improvement (EI) factor will be set at the beginning of the Plan and will be in effect for the life of the Plan, which is three years initially. Target bonus amounts will be directly linked with target EP performance. Actual bonus accruals by participants will vary up or down with actual EP results relative to target EP performance.

 3.  PLAN OBJECTIVES AND CORE CONCEPTS

     The objectives of the Bonus Plan are to:
     o  link the interests of management and shareholders,
     o encourage participants to invest in projects /activities which exceed the cost of capital,
     o allow participants to share in the increase in the value of the Company, and
     o reward participants for achieving, or beating, EP targets which meet investor expectations.

     The core concepts/key features of the Bonus Plan are:

     o SUSTAINED PERFORMANCE OVER TIME. The EP goals are in effect for a multi-year period and tied to a bonus bank concept which accrues individual awards below threshold or above the annual payout maximum for the life of the Plan. This feature ensures that participants are motivated to sustain superior performance over time. Each participant's account balance in the bank may increase or decrease depending on EP results in each year of the Plan.

     o IMPROVEMENT GOAL DERIVED FROM SHAREHOLDER EXPECTATIONS. The Expected Improvement in EP is based on shareholder expectations and the Company's strategic plan. Once the Expected Improvement goal is established at the beginning of the Plan, it is added to the year-end EP result of the prior year to obtain the goal for the current year.

     o UNLIMITED UPSIDE. There is no limit, or cap, to the amount of bonus participants may earn in the Plan.

     The features above represent the core concepts of the Bonus Plan. Similarities between this EP-based Bonus Plan and the previous Bonus Plan include eligibility and the size of award opportunities at target performance. Differences include the performance goal setting process, as the EP performance goals are set automatically based on the EP improvement target for the life of the Plan, while the previous plan used an annual budgeting process. Also, the initial performance objective will be overall Company performance for all participants, whereas the previous approach focused a portion of bonuses on business unit performance for some participants. The third major difference is the bonus bank concept.

 4.  PARTICIPATION

     Selected key employees of the Company shall be participants in the Plan provided they have been employed by the Company for three (3) or more months of the fiscal year and are employed in an eligible position. The bonus groups and eligible positions include:


                   Bonus                Eligible Persons
                   Group

                     1     President and CEO

                     2     Officers
                     3     Directors or Managers of major corporate
                           staff functions and Business Unit General
                           Managers as designated by the Chief
                           Executive Officer. Also, Plant Managers, major functional department heads of business units and plants as designated by the Chief Executive Officer.


     Changes in positions that qualify as eligible positions must be approved by the Compensation Committee of the Board of Directors.

 5.  SIZE OF AWARD OPPORTUNITIES

     Plan participants are assigned target bonus award opportunities based on the Bonus Group to which they are assigned. Bonus Groups and their corresponding target award opportunities are as follows:

                                      Bonus    Target
                                      Group     Award

                                        1        30%

                                        2        25%
                                        3        20%


     The actual bonus award accrued for a given year is not capped, but may be less than $0, depending upon the Company's EP performance relative to the goals which have been established.

 6.  GOAL SETTING AND PAY FOR PERFORMANCE FORMULA

     Performance goals for the Bonus Plan are essentially established at Plan implementation for all years under the Plan. The target EP goal for each year of the Plan is determined based on the actual EP achieved in the preceding year plus an Expected Improvement amount. The Expected Improvement level is set for the duration of the Plan.


Current Year		Last Year's   		Expected Improvement
 Target EP      =	Actual EP	+	in EP for Each Year

     The Expected Improvement target is derived from an analysis of shareholder expectations, strategic plan projections, and stretch performance goals for the Plan, and is approved by the Board of Directors. When the Company achieves the target EP, participants accrue a target bonus.

     The EP Interval is another important feature related to the current year target EP and determining bonus accrual amounts. This interval has been set at $4 million. The interval extends below and above the current year target EP, and is associated with a range of zero to two times target bonus. This means that no bonus is accrued when actual EP is exactly $4 million below the current year target EP goal. If actual EP is more than $4 million below the EP goal, a negative bonus accrual will occur and will need to be made up by any amounts remaining in the bonus bank or performance in subsequent years. On the other hand, actual EP of exactly $4 million greater than the EP goal will be associated with a bonus accrual equal to two times the target bonus.

     The performance target automatically resets each year based on the annual expected EP improvement figure, which is the same for all years in the Plan. For the initial three years of the Plan, the expected improvement target is $1.602 million per year. The expected improvement target will then be reset for the next Plan period.

     EXAMPLE OF TARGET SETTING ($ MILLIONS)

                                                    Year
                               Item           1      2       3

                   Last Year's Actual EP    $ 1.200 $ 3.100$ 2.100

                   Expected Improvement       1.602   1.602  1.602

                   Current Year Target EP     2.802   4.702  3.702

                   Current Year Actual EP     3.100   2.100



 7.  AWARD DISTRIBUTION AND BANKING

     Awards distributed for the first year's performance under the Plan may be up to 1.5 times the target bonus level plus one-third of the amount in excess of 1.5 times target. Any bonus accrual not distributed will be placed in an individual bonus bank and distributed based upon performance in subsequent years of the Plan.

     In years two and three, awards indicated by the accrual formula for the year, if any, will be added to the beginning balance in the individual bonus bank. If the bonus bank is positive, then a distribution will be made up to a total of 1.5 times the target bonus level for the position. In addition, one-third of the net positive bank balance in excess of 1.5 times target, if any, will also be distributed to the Plan participant, while the remaining two-thirds of the excess remains in the bank and is distributed based on performance in subsequent years.

     Any negative accruals determined by the bonus award accrual formula for a given year's performance will be added to the individual bonus bank. If the net of this transaction results in a positive balance, then an award distribution will occur in the current year as in the previous example up to the Target Bonus Award amount. If the balance is negative, no award distribution will occur in the current year, and the negative amount must be made up by positive accruals in future years of the Plan.

     BANKING CONCEPT EXAMPLE ($ THOUSANDS)

                                                                          Year
                                            Item                 1          2          3          Description

                             (1)Target Bonus Award             $15.00     $15.00     $15.00  Example

                             (2)Actual EP/Target EP              1.80      (0.40)      2.50  Example

                             (3)Bonus Accrual                   27.00      (6.00)     37.50  = (1) x (2)

                             (4)Starting Bank Balance              -        3.00      (3.00) Zero in First Year

                             (5)Net                             27.00      (3.00)     34.50  = (3) + (4)

                             (6)1.5 x Target Bonus              22.50      22.50      22.50  = 1.5 x (1)

                             (7)Positive Excess                  4.50         -       12.00  = (5) - (6)

                             (8)Pay Out .33 of Excess            1.50         -       4.00   = .33 x (7), if (7) is Positive

                             (9)Total Payout                    24.00         -       26.50  = (6) + (8)

                            (10)Ending Bank Balance           $  3.00    $ (3.00)   $  8.00  = (5) - (9)



 8.  AWARD DISTRIBUTION ADMINISTRATION

     A participant's bonus, if any, for each fiscal year shall be paid as soon as possible after the close of the fiscal year provided the participant is employed by the Company on the last working day of the fiscal year. A pro rata bonus shall be paid to those participants who terminate due to retirement, a reduction in force, death or a disability leave of absence during the fiscal year.

     The bonus of those participants assigned to more than one bonus group during the fiscal year shall be:

     o based upon the bonus group to which the participant was assigned for the greatest portion (more than six (6) months) of the fiscal year, or

     o if recommended by the participant's supervisor and approved by the Chief Executive Officer, based upon the bonus group to which the participant is assigned as of September 30 of the bonus year, providing the participant has been assigned to that group for at least three (3) months.

     No bonus shall be paid a participant who resigns, is discharged, or is released because of inability to satisfactorily perform his/her job.

     BONUS AS ESSP CONTRIBUTION

     Subject to the limitations of Subsection 3.1 of the Employees' Stock Savings Plan (referred to hereinafter as the "ESSP"), eligible ESSP participants may, under Subsection 3.4 of the ESSP, elect that a portion of their ESSP contributions be made by a reduction of (before-tax basis) or deduction from (after-tax basis) their bonus. Such election must be made prior to the payment of the bonus on a form provided by the Company.

     Deferral of bonus payments may be made in accordance with the provisions of any other approved Company plan permitting the deferral of such compensation.

 9.  COMPANY VERSUS BUSINESS UNIT PERFORMANCE

     This Bonus Plan will initially be used to determine EP at the overall Company level, and overall Company performance will be used to determine bonus accruals. However, National-Standard reserves the right to incorporate business unit results in combination with, or in lieu of, overall Company results when parameters for the Plan are reset.

10.  PLAN DURATION AND REMAINING BANK BALANCES

     The duration of the Plan is three years. The Company reserves the right to extend the current Plan, create a new Plan, or terminate the existing Plan at the end of the three-year period. The Company will also decide whether any bank balances remaining at the end of the Plan period will either be paid in full if the current Plan is terminated, or be vested in a new Plan.

11.  GENERAL PROVISIONS

     LIMITATION ON VESTED INTEREST
     It is understood that the awarding of a bonus hereunder is within the sole discretion of the Company and that no participant has any vested interest in an award under this Plan prior to his/her actually receiving such award except as provided under the first and last paragraphs of Section 8.


     EMPLOYMENT RIGHTS

     The Plan shall not be construed to give any employee the right to be retained in the employ of the Company.


     ADMINISTRATION

     The Chief Executive Officer shall have full power and authority, subject to such orders or resolutions not consistent with the provisions of the Plan as may from time to time be issued or adopted by the Board of Directors, to interpret the provisions and to direct the administration of the Plan. All decisions made by the Chief Executive Officer pursuant to the provisions of the Plan and related orders and resolutions of the Board of Directors shall be final and conclusive. The Human Resources Department shall carry out the administrative procedures of the Plan as directed by the Chief Executive Officer.


     NON-ASSIGNMENT

     Bonus payments may not be pledged, assigned or transferred for any reason, except to the heirs or estate of any eligible deceased participant.


     FACILITY OF PAYMENT
     If, in the judgment of the Chief Executive Officer, any person entitled to payments under the Plan is unable to apply such payments for his own welfare or is under legal disability when a payment is due him hereunder, the Chief Executive Officer may direct that all or any portion of such payment be made in one or more of the following ways: to the legally appointed guardian or conservator of such person; to a relative or friend for the care and support of such person; directly to or for the benefit of such person and/or for the benefit of those whom such person has a legal obligation to support. The determination of the Chief Executive Officer as to the method of payment shall be conclusive and binding upon all persons in interest.


     WITHHOLDING

     There shall be deducted from all payments hereunder any taxes required to be withheld by the federal or any state or local government.

     PREDETERMINED AWARDS
     No specific bonus award may be committed to a participant prior to the end of the fiscal year.